EXHIBIT 10.31

Agreement for Exclusive Right of Negotiation

This Agreement for Exclusive Right of Negotiation (“Agreement”) is between the OLYMPUS CORPORATION, a Japan Corporation, located at 2-43-2 Hatagaya Shibuya-ku, Tokyo, Japan (including, its subsidiary, Olympus Medical Systems Corp. collectively referred to as “Olympus”) and CYTORI THERAPEUTICS, INC. a Delaware Corporation, located at 3020 Callan Road, San Diego, CA 92121 (“Cytori”).

WHEREAS, Olympus and Cytori desire to enter into a marketing and sales cooperation whereby the parties would cooperate in developing and evaluating stem and regenerative cell therapies for the *** Market (as defined below), and;

WHEREAS, as part of Olympus’ (i) due diligence requirements and (ii) business evaluation to engage in such an endeavor Olympus desires to prepare sufficient market research and clinical evaluations for these therapeutic areas in conjunction with Cytori, which is anticipated to require a significant effort, and;

WHEREAS, Olympus desires that Cytori shall negotiate exclusively with Olympus relative to the *** Market (as defined below) during the course of its due diligence and market research, and supportive assistance to Olympus in the design and preparation of such clinical evaluations.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, the parties hereby agree as follows:

1.  Cytori grants Olympus the exclusive world-wide right to discuss and negotiate with Cytori for exclusive marketing and sales rights for stem and regenerative cell therapies for treatment of conditions of the                        ***                                                                                                 ***                                                (“*** Market”.)  During the Term (as defined below) Cytori shall not enter into discussions or agreement with any third party regarding such marketing and sales rights for stem and regenerative cell therapies for the *** Market.

The *** Market rights contemplated specifically do not include rights for the treatment of         ***                                                                         ***.

2.  The Olympus rights shall continue for a period of eighteen (18) months (the “Term”) from the date of delivery and installation of the fewer of 6 or the final Celution I system which both parties accept as final, provided that reasonable and appropriate extensions of the Term shall be granted if Olympus has exercised reasonably diligent efforts to complete its clinical evaluations of the *** Market during the initial Term.

3.  Cytori and Olympus acknowledge and agree that the Memorandum entitled “Spirit of Understanding” dated 2/2/2006 is non-binding.

4.  Olympus shall be responsible for all costs and expenses related to its due diligence market research and clinical evaluations, provided that Cytori shall provide advice and consultation with respect to the design and implementation of the clinical study without charge to Olympus. In addition, Cytori shall provide designated Olympus personnel with appropriate training on the maintenance and use of the Cytori products for clinical evaluation without charge to Olympus. Upon reasonable notice, Cytori shall also provide skilled personnel to assist Olympus personnel and their designees in the first three procedures at the locations selected by Olympus. All travel and lodging expenses for Cytori personnel in connection with such training shall be borne by Cytori.  Cytori shall provide the Celution device and disposables to Olympus at Cytori’s cost for manufacture and delivery, and Cytori agrees to repair the devices provided to Olympus as necessary, and without charge, provided the device has been handled in accordance with the training and instructions provided. Cytori shall have access to and the right to use all results of all market research and clinical studies, on which Olympus has right to grant such access or use, sponsored by Olympus as described above for all reasonable uses that are not contrary to the exclusive rights as granted to Olympus herein.

5.  As consideration for exclusive rights of negotiation granted to Olympus herein, Olympus shall pay Cytori (via wire transfer) a non-refundable fee of US$1,500,000. (One Million Five Hundred Thousand US Dollars) within 60 days of the Effective Date of this Agreement.  In the event the parties are successful in negotiating a comprehensive agreement for the marketing and sales rights to the *** Market (within the Term and any extensions thereto), the full amount of the fee paid by Olympus hereunder shall be

*** Material has been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

credited to Olympus against any amounts due and payable by Olympus pursuant to such comprehensive agreement (including any milestone or up-front payment at Olympus’ sole discretion).

6. Olympus and Cytori shall each pay their own respective legal and accounting fees and expenses incurred in connection with this and any further resulting transaction.

7.             Miscellaneous Provisions.

7.1           This Agreement shall in all respects be governed by and construed in accordance with the laws of New York without reference to principles of conflicts of laws that would require the application of the laws of another jurisdiction.  All disputes arising out of or in connection with this Agreement, or any relationship created by or in accordance with this Agreement, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by three arbitrators. The place of the arbitration and all hearings and meetings shall be Singapore unless the Parties to the arbitration otherwise agree. The language of the arbitral proceedings shall be English.

7.2           Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties.  Neither this Agreement nor any right, license, privilege or obligation provided herein may be assigned or transferred by either Party without the other Party’s prior written consent.

7.3           This Agreement constitutes the entire understanding and agreement between the Parties with regard to the subject matter hereof .

7.4           Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or when received if sent by fax or 48 hours after being deposited with a national overnight delivery service, with postage prepaid, and addressed to the party to be notified at such party’s address or fax number as set forth below or as subsequently modified by written notice.

To Cytori: 3020 Callan Road, San Diego, CA 92121, U.S.A Attn: Christopher J. Calhoun Fax: 858-450-4331	To Olympus: 2-3 Kuboyama-cho, Hachioji-shi, Tokyo, 192-8512, Japan Attn: Yasunobu Toyoshima Fax: +81-426-91-7350

7.5           This Agreement may be modified or amended only by an instrument in writing duly executed by authorized representatives both of the Parties.

7.6           No waiver of any provision hereof shall be effective unless made in writing and duly executed by an authorized representative of the waiving Party.

7.7           This Agreement may be executed by facsimile signature in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

7.8           Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the remaining provisions of this Agreement.  To the extent permitted by applicable law, the Parties waive any current or future provision of law which renders any provision of this Agreement unenforceable in any respect.  The Parties agree that any illegal or unenforceable provision shall be construed or reformed so as to enforceably effectuate, to the maximum possible extent, the Parties’ expressed intent.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement for Exclusive Right of Negotiation.

OLYMPUS CORPORATION

By	/s/ Masaaki Terada	Date:	February 22, 2006

Masaaki Terada
Director / Corporate R&D Center

CYTORI THERAPEUTICS, INC.

By	/s/ Christopher J. Calhoun	Date:	February 22, 2006
Christopher J. Calhoun
CEO